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                                            TRIBUNE COMPANY                                                           Exhibit 11
                          STATEMENTS OF COMPUTATION OF PRIMARY AND FULLY DILUTED
                                          NET INCOME PER SHARE

(In thousands, except per share amounts)                                    Third Quarter Ended            Three Quarters Ended
                                                                      Sept. 25, 1994  Sept. 26, 1993  Sept. 25, 1994  Sept. 26, 1993
                                                                      --------------  --------------  --------------  --------------
PRIMARY
- -------
    Net income                                                               $47,827       $38,595        $172,928       $130,531
    Preferred dividends, net of tax                                           (4,644)       (4,672)        (13,931)       (13,928)
                                                                        -------------  -------------   ------------   -------------
    Net income attributable to common shares                                 $43,183       $33,923        $158,997       $116,603
                                                                        -------------  -------------   ------------   -------------

    Weighted average common shares outstanding                                67,448        66,590          67,304         66,203
                                                                        -------------  -------------   -------------  -------------
    Primary net income per share                                               $ .64         $ .51           $2.36          $1.76
                                                                        =============  =============   =============  =============

FULLY DILUTED
- -------------
    Net income                                                               $47,827       $38,595        $172,928       $130,531
    Additional ESOP contribution required assuming
      all preferred shares were converted, net of tax                         (2,978)       (3,012)         (8,936)        (9,275)
    Assumed elimination of tax benefit on certain ESOP
      preferred dividends                                                       (704)         (591)         (2,113)        (1,686)
                                                                        -------------  -------------   -------------  -------------
    Adjusted net income                                                      $44,145       $34,992        $161,879       $119,570
                                                                        -------------  -------------   -------------  -------------

    Weighted average common shares outstanding                                67,448        66,590          67,304         66,203

    Assumed conversion of preferred shares into common shares                  6,012         6,154           6,012          6,154
    Assumed exercise of stock options, net of common
      shares assumed repurchased with the proceeds                               731           840             850            890
                                                                        -------------  -------------   -------------  -------------
    Adjusted weighted average common shares outstanding                       74,191        73,584          74,166         73,247
                                                                        -------------  -------------   -------------  -------------

    Fully diluted net income per share                                         $ .60         $ .48           $2.18          $1.63
                                                                        =============  =============   =============  =============

See Notes to Consolidated Financial Statements.
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